Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Darling Ingredients Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-170668 and 333-192004), Form S-4 (No. 333-131484) and Form S-8 (Nos. 333-125875, 333-181786, 33-99868 and 33-99866) of Darling Ingredients Inc. of our reports dated March 1, 2016, with respect to the consolidated balance sheets of Darling Ingredients Inc. as of January 2, 2016 and January 3, 2015, and the related consolidated statements of operations, comprehensive income/(loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended January 2, 2016, and the effectiveness of internal control over financial reporting as of January 2, 2016, which reports appears in the January 2, 2016 annual report on Form 10‑K of Darling Ingredients Inc.

/s/ KPMG LLP

Dallas, Texas
March 1, 2016